EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Nos. 333-18945, 333-90524, and 333-143158) on Form S-8 of Craft Brewers Alliance, Inc. (the “Company”) of our report dated March 29, 2010, relating to the financial statements of the Company appearing in this Annual Report (Form 10-K) for the year ended December 31, 2009.
/s/ Moss Adams LLP
Seattle, Washington
March 29, 2010